This business combination involves the securities of a
  foreign company. The offer is subject to disclosure
  requirements of a foreign country that are different from
  those of the United States.

  It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities
  laws, since the issuer is located in a foreign country,
  and some or all of its officers and directors may be
  residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a
  foreign court for violations of the U.S. securities laws.
  It may be difficult to compel a foreign company and its
  affiliates to subject themselves to a U.S. court's
  judgment.

Announced Merger with Hulic Co., Ltd.

(Reference translation of the Japanese
   Original)

February, 2012

(Stock Code: 3003)

1. Announced Merger with Hulic Co., Ltd.

(1) Purpose of the Merger

In light of the recent severe business environment
surrounding the real estate market, Hulic and Shoei will
seek sustainable growth in corporate value and increase in
shareholder return through the Merger, which, under Hulic's
stable operations and finances, will consolidate Shoei's
real estate business, which was in need of stable
management, and maximize the potential of stable assets held by both companies

Pursuing management stabilization (Remaining as an
independent company has become questionable)

Stable operations and finances base

Merger

Ensures sustainability
Enhances business platform
Stabilizes finances base

1. Announced Merger with Hulic Co., Ltd. (Background of the
Merger) (2) Investment in real estate (2005 -

   2008)

Past aggressive investment in real estate prior to the
Global Financial Crisis (GFC) (2005 - 2008)

1. Accumulated investment in 4 years
   (2005-2008): JPY 182.7 bn

2.       After 2007, shifting investment focus to
         development projects from existing properties
         (increased development cost burden) 3. Sharp
         increase in interest-bearing debt due to aggressive
         investment (JPY 104.5 bn increase in 4

      years)

Investment (JPY in 100 millions)

Interest-bearing Debt (JPY in 100 millions)

JPY 104.5 bn increase in Interest-bearing Debt in 4 years

Shifting investment focus to development projects in real
estate business

Annual
Investment

Accumulated total

Existing Properties
       1,827
Development Projects

Interest-bearing Debt

--------------------

Source: Company presentation of financial results for
   FY2009, List of bond and interest-bearing debt in annual
   company filings

1. Announced Merger with Hulic Co., Ltd. (Background of the
Merger) (3) Background of huge losses

1.       Real estate investments made prior to GFC were
         unable to generate expected level of revenues due
         to subsequent market volatility that resulted in
         sharp decline in real estate market value as well
         as asset impairment and appraisal losses in 2011 2.
         Huge appraisal losses on portfolio securities due
         to GFC

2007 2008 2009 2010 2011
GFC
Real Estate "Chiyoda-ward 4" property 373 Sale 232 (141) 245
Nishiarai Passaggio 141 Impairment loss (99) 0
RE Investment Securities Tokyo metropolitan area 62 Appraisal loss (74) 0
Nagoya city 2005
10 Appraisal loss 0
Investment Securities Appraisal loss 139 (139) 0
Total (453) 245

A challenge to repay debt due to scale of losses

1. Announced Merger with Hulic Co., Ltd. (Background of the Merger)

(4) Changes in net assets (excluding valuation adjustments in other marketable securities)

Shoei Co., Ltd.

Sharp shrinkage in net assets (excluding valuation adjustments in other marketable securities) due to huge appraisal losses on investments made prior to GFC, resulted in breach of syndicated loan* covenant at the end of December 2011. Debt repayment may be accelerated due to event of default unless significant corporate actions could be shown and realized

*Joint financing through several financial institutions



Consolidated Net Assets + Unrealized gain/loss
(JPY in 100 millions)
782
793
601
441
414
211
YOY 51%
500
400
300
288
200
100
0
▲100
347
435
288
147
384
409
207
202
386
215
107
107
304
137
104
33
321
93
95
▲2
219
▲8
21
▲30
2006
2007
2008
2009
2010
2011
●Financial covenant:
(“Maintain consolidated net assets (excluding valuation adjustments in other marketable securities) at a level that is at least 75% of net assets of the previous year and no less than JPY 28.8 bn)
Breach of Syndicated Loan Covenant
・Appraisal Loss on Investment securities ▲139
・Asset Impairment Loss on Chiyoda-ward 4 ▲141
・Asset Impairment Loss on Nishiarai ▲99
・Appraisal loss on RE Investment securities ▲74
Consolidated net assets: criteria for financial covenant (excluding valuation adjustments in other marketable securities)
Valuation adjustments in other marketable securities (the amount of on-balance-sheet unrealized gain/loss on net assets)
Unrealized gain/loss of real estate (the amount of off-balance-sheet unrealized gain/loss on net assets including tax benefits)

4

1. Announced Merger with Hulic Co., Ltd. (Background of the Merger)

(5) Sensitivity analysis of net assets based on property asset valuation

Shoei Co., Ltd.

Conducted sensitivity analysis of net assets and net assets per share value based on property asset valuation as of December 31, 2011. For example, if asset valuation decreases by 10%, net assets and net assets per share will be approx. JPY7.3 bn and JPY183, respectively (case2). Also, if asset valuation decreases by 15%, net assets and net assets per share will be approx. JPY1.3 bn and JPY32, respectively (case3)

	Appraisal value(*1) of property asset (Discount rate)	Net Assets (*2) (JPY in millions)	Net Assets per share (*3) (JPY)
Case 1	Appraisal Value × 100% (±0%)	19,462	485
Case 2	Appraisal Value × 90% (▲10%)	7,335	183
Case 3	Appraisal Value × 85% (▲15%)	1,272	32
(Reference) Book Value base	Book Value	24,153	602

*1 Appraisal value = book value + unrealized gain/loss (book value: JPY125,958 mm, unrealized loss: JPY(4,691) mm, appraisal value: JPY121,267 mm as of December 31, 2011). The "property asset" includes tangible fixed asset and real estate investment securities. The "book value" means an amount recorded on balance sheet

*2 The "net assets" indicates shareholders equity, which is calculated by deducting unrealized loss and discounted appraisal value from book value of net assets in each case. Tax benefit is not considered in this analysis

*3 The "net assets per share" is calculated by dividing book value of net assets by outstanding shares (excluding treasury stock) of 40.1 mm as of December 31, 2011

5

1. Announced Merger with Hulic Co., Ltd. (Background of the
Merger) (6) Financial difficulties due to severe business

environment in real estate market

Debt reduction through sale of assets has been made to
improve financial condition. However, net assets have
decreased significantly due to huge impairment and appraisal losses on assets and investment securities along with a
downturn of real estate market, which resulted in
deterioration of financial condition (e.g. D/E ratio*)

Net Debt and Net Assets

(JPY in 100 millions)

Lehman Shock

Debt reduction through
sale of assets

Deterioration of Financial Condition

D/E Ratio(1)

Shifting investment focus to development projects

Substantial decrease in Net Assets

Industry
Average(2)

*        D/E ratio, also called "ratio of liabilities to net
         worth", is one index showing soundness (safety) of
         company's financial condition. It measures how many
         times debt is to equity. The index indicates how
         much debt with repayment obligation are covered by
         equity which does not need to be repaid

Net Debt Net Assets D/E Ratio (1)

--------------------

Source: Company filings
(1)   D/E ratio  = Net debt / Net assets
(2)      Comparable companies consist of Hulic, Mitsubishi
         Estate, Nomura Real Estate HD, NTT Urban
         Development, Tokyu Land, Tokyo Tatemono, Daibiru,
         Heiwa Real Estate, and Keihanshin Building.
         Industry average of D/E Ratio calculation is based
         on the actual financial results as of December 31,
         2011 of these comparable companies excluding Tokyo
         Tatemono

1. Announced Merger with Hulic Co., Ltd. (Background of the
Merger) (7) Risk of substantial deterioration in corporate
value

Challenges facing Shoei are as follows:

Challenge to maintain existing interest-bearing debt

EBreach of syndicated loan covenant. Debt repayment will be
    accelerated due to event of default unless significant
    corporate actions could be shown and realized, depending
    on decisions by financial institutions

 EJPY 57.0 bn should be refinanced during 2012
 (including the above syndicated loan of JPY 31.1 bn)

Despite breach of syndicated loan covenant, obtained from
the related financial institutions waivers of the above
financial covenant so long as the Merger with Hulic
continues to proceed

Challenge to maintain positive ordinary income

 EInterest-bearing debt: JPY 129.3 bn (December 31, 2011)
 EInterest expenses should rise from interest
rate rising due to the current weak capital base

Challenge in maintaining asset value of the properties

 EIncreased needs in more quake-resistant property post Earthquake
ESubstantial funding is required to maintain or enhance the
quality of existing properties (e.g. capital expenditures
for rebuilding, enhancing quake-resistance and reinforcement of existing properties)

Concluded that the Merger with Hulic is the best way to
overcome these challenges

Hulic

Stable operations

Strong
finances base

The Merger is to realize sustainable growth in corporate
value while maximizing shareholders return

Significantly enhances business platform and expands stable
profit base (black square) Could leverage development
know-how and leasing capabilities of Hulic (black square)
Could enhance value in assets Stabilizes finances base

1. Announced Merger with Hulic Co., Ltd.
(8) The Merger Ratio

Three shares of Shoei common stock will be allotted for each share of Hulic common stock. The number of Shoei's stock
held by Shoei's shareholders will not be affected by the
Merger (Unless in case of stock split or consolidation in
the future)

Please refer to the press release entitled "Notification
with Respect to an Entry into a Merger Agreement between
Hulic Co., Ltd. and Shoei Co., Ltd." announced on February
2, 2012 for further details

Details of Allotment in the Merger

Shoei
(Surviving company)

Hulic
(Company to be absorbed)

Details of Allotment
in the Merger 1 3

Merger Ratio was decided by comprehensively considering each company's state of financials and assets, future business
and operating projections, in addition to referring to the
results of the analyses of the Merger Ratio performed by
Merrill Lynch Japan Securities ("BofA Merrill Lynch") as of
February 2, 2012

(Shoei has obtained from BofA Merrill Lynch an opinion
dated as of February 2, 2012, stating that the
Merger Ratio is fair to Shoei from a financial point of view
(i.e., a fairness opinion))

[Note] It is understood that the analysis and fairness opinion produced by BofA Merrill Lynch are for
      the benefit and use of the Board of Directors of Shoei
(in its capacity as such) in connection
      with and for purposes of its evaluation of the Merger
and may not be relied upon or used for any
      purpose (including any stockholders voting actions) or
by any party (including any stockholders)
      other than the foregoing.  Please refer to the
Appendix at the end of this presentation for
      further details on supplemental explanations about the
conditions and assumptions regarding the
      analyses and the fairness opinion

1. Announced Merger with Hulic Co., Ltd.
(9) Overview of the new company / Schedule

The new company name post Merger is "Hulic Co., Ltd." The
Merger timeline is scheduled as follows

 iThe new company post the Merger

New Company Name

Hulic Co., Ltd.
Location of Head Office

2-5-13, Nihonbashi, Chuo-ku, Tokyo,
   Japan

Name and Title of Representative

Saburo Nishiura, President and Chief Executive Officer
(Current President and Chief Executive Officer of Hulic)

Fiscal Year End
December 31

* No action needs to be taken with regards to stock when the company name is changed

 iSchedule

Date

Schedule

ate Schedule
December 20, 2011
Execution of the Basic Merger Agreement

February 2, 2012
Execution of the Merger Agreement

March 23, 2012 (scheduled)
Shareholders' meetings to approve the Merger Agreement

July 1, 2012 (scheduled)
Date of Merger (effective date)

1. Announced Merger with Hulic Co., Ltd.
(10) Business plan of the new company

Net incomes in FY 2014-2015 of JPY 12-14 billion are
anticipated in "New Four-Year Business Plan" of the new
company. Strives to deliver maximum value to shareholders
under the motto of "Change and Speed"

 iProjection Period @ @Four year period from fiscal year 2012 to fiscal year 2015

 iBasic Policy @
 @ @Steadily achieve sustainable profit growth with a focus on the
 leasing business and build    a
      foundation for greater growth in the future

 iOperational Targets

(1) Profit Projections

(JPY in 100 millions)

Projected for FY 2014-2015
Operating Income 250-280
Ordinary Income 210-240
Net Income 120-140

(Note) The Business plan for FY2015 incorporates anticipated synergies from the Merger but does not
      incorporate undetermined aspects of the Merger such as
goodwill.
When details with respect to goodwill and other matters are
determined and revisions to the Business plan becomes
necessary, we will provide additional notice

(2) Fiscal Discipline

By FY2015,
EInterest-bearing debt to EBITDA ratio to be within 13x ENet debt to equity ratio to be within 3.0x

 iBasic Strategy
"Steadily Increase Revenue
from Leasing Business"
"Diversification of Revenue Sources
by Developing New Business Areas"
"Strengthening and Expanding
the Overall Group"
Upgrade CSR Management Structure
"Implement Further Reinforcements of
Foundations of Management"

1. Announced Merger with Hulic Co., Ltd.
(11) FY2012 financial forecast and midterm business plan

Shoei Stand-alone

2Q FY2012(E)
Net Sales 49
Operating Income 19
Ordinary Income 9
Net Income 3

Dividend per share 0

Pro-forma

FY2012(E) FY2015(P)
800 -
215 250?280
180 210?240
95 120?140

2

 iComparison of scale
post the Merger - FY 2011 Ordinary
Income Forecast -

(Excl. Mitsubishi Estate, Mitsui Fudosan and Sumitomo Realty)

(JPY in 100 millions)

Nomura Real Estate HD
Tokyu Land
NTT Urban Development
New Company
Hulic
Daibiru
Heiwa Real Estate
Sankei Building
Shoei

1. Announced Merger with Hulic Co., Ltd.

(12) Items to be resolved at the shareholders' meeting (1/2)

Shoei Co., Ltd.

The following proposed Items 2 through 10 below are planned to be resolved at the general shareholders' meeting (scheduled on March 23, 2012) in conjunction with the Merger.
The successful completion of the Merger requires the approval of all of Items 2 through 10 below.

Items to be resolved at the shareholders' meeting

Item 1	**Election of four directors**
Item 2	**Approval of the Merger agreement between the Company and Hulic Co., Ltd.**
Item 3	**Partial amendments to the charter in conjunction with the Merger (Effective as of the end of the shareholders' meeting)** In order to facilitate the smooth completion of the Merger, Shoei will conform its charter to Hulic's charter. (Primary Contents) 1. Adoption of the Board of Auditors (Shoei has an audit committee system, but Hulic has a Board of Auditors) 2. Changes in Business Purpose In order to prevent interference with the operations of the new company, Shoei will adopt Hulic's business purpose. Shoei will take procedures to obtain certifications including with respect to investment advice/brokerage and real estate appraisal operation prior to the Merger.
Item 4	**Partial amendments to the charter in conjunction with the Merger (Effective on the effective date of the Merger)** 1. The name of the company following the Merger shall be "Hulic Co., Ltd.", and the head office shall become Chuo-ku, Tokyo. 2. Change the number of shares authorized for issuance to 1.8 billion shares Calculated based on the current number of shares authorized for issuance by Shoei and Hulic and applying the Merger ratio as follows: Number of Shoei Shares Authorized + Number of Hulic Shares Authorized × Merger Ratio 118,580,000 shares + 544,000,000 shares × 3 = 1,750,580,000 shares ≒ 1.8 billion

12

1. Announced Merger with Hulic Co., Ltd.
(13) Items to be resolved at the shareholders'
meeting i2/2 j

The following proposed Items 2 through 10 below are planned
to be resolved at the general shareholders' meeting
(scheduled on March 23, 2012) in conjunction with the
Merger.

The successful completion of the Merger requires the
approval of all of Items 2 through 10 below.

Items to be resolved at the shareholders' meeting
(Continued)

Item 5 Election of eight directors in conjunction with the
Merger (Effective on the effective date of the Merger)

Item 6 Election of three members of the board of auditors in conjunction with the Merger (Effective as of the end of the
shareholders' meeting) Item 7 Election of four members of
the board of auditors in conjunction with the Merger
(Effective on the effective date of the Merger) Item 8
Election of two substitute members of the board of auditors
in conjunction with the Merger (Effective on the effective
date of the Merger) Item 9 Decision on compensation of
directors and auditors in conjunction with the Merger
(Effective as of the end of the shareholders' meeting) Item

10 Appointment of accounting auditors in conjunction with
the Merger (Effective as of the end of the shareholders'
meeting)

1. Announced Merger with Hulic Co., Ltd. (Reference) (14)
Overview of Hulic

(black square)Company Overview
Company Name                       Hulic Co., Ltd.
Location of Head Office            2-5-13, Nihonbashi,
Chuo-ku, Tokyo, Japan
Name and Title of Representative Saburo Nishiura, President
and Chief Executive Officer Date of Incorporation March,
1957

Listed Market                      First Section of theTokyo Stock
Exchange (StockCode: 3265)
Paid in Capital                    JPY 12,326 mm
Number of Employees                375 (non-consolidated: 106)
Number of RE assets                131 (incl. 97 office
building properties)
Affiliate Companies                Consolidated Subsidiaries:
9 companies (incl. 2 SPC)
                                   Equity Method Affiliates:
9 companies (incl. 4 SPC)

(black square)History
March, 1957                        The company was founded as
 Nihonbashi-kogyo
                                   Owned and managed properties,
mainly branches,
                                    company houses and bachelor
apartments of Fuji Bank
January, 2007                      50th Anniversary of establishment
                     Changed trade name to "Hulic Co., Ltd."
November, 2008 Shares listed on the first section of the
Tokyo Stock Exchange

FY2011 (JPY 100 in millions)
(Ended Dec. 2011)
Net Sales 747

Operating Income 198

Ordinary Income 168

Net Income 93

Hulic Ginza Sukiyabashi Building
4-2-11 Ginza, Chuo-ku, Tokyo

1. Announced Merger with Hulic Co., Ltd. (Reference)

(15) Hulic's strengths

Shoei Co., Ltd.

Hulic's five strengths

<u>Soundness and growth potential of Hulic</u> are supported by five strengths in the real estate business

Superior portfolio concentrated in Tokyo's 23 wards

Holds many properties chiefly located in Tokyo's 23 wards. Provides convenient office space and residence in the prime areas

Properties located in prime areas with short walking distance from stations

Approx. 70% of the total owned properties, and approx. 90% of owned office buildings are located within 5 minutes' walking distance from the nearest station

High growth through well-planned reconstruction

Achieves continuous growth by expansion of leasing area and adjustment to rent from reconstruction of the existing properties which do not fully exploit their capacity

HULIC

High profit margin

Achieves high profit margins continuously through high-quality properties and efficient corporate structure

High credit rating

Graded as long-term credit rating "A" from Japan Credit Rating Agency, Ltd. (JCR)

Strong performance

Since listing on the first section of Tokyo Stock Exchange in 2008, Hulic has recorded continuous revenue growth. <u>Hulic achieved the highest Net Sales and Ordinary Income in FY2011</u>

(JPY in 100 millions)


800
700
600
500
400
300
200
100
0

	FY2009	FY2010	FY2011
Net Sales	312	336	747
Ordinary Income	109	123	168

Source: Hulic company website

15

2. FY2011 Financial Results

(1) Income Statement (Shoei)

(Reference)

Shoei Co., Ltd.

1. Decrease in revenues and profits
   - i. Decrease in revenues and profits mainly due to asset sales
   - ii. Downsizing of investment securities holdings (minimization of volatility) resulted in investment losses (= zero balance of securities for investment purposes)
2. Recording appraisal losses = large net loss (▲JPY 9.7 bn)

(JPY in 100 millions)	2011/12 (A)	2010/12 (B)	Difference (A)-(B)	
Net Sales	116	139	▲ 23	
Real Estate	98	113	▲ 15	①
Investment Security	17	14	3	
Others	-	12	▲ 12	②
Operating Income	54	56	▲ 2	
Real Estate	45	49	▲ 4	
Investment Security	17	13	4	
Others	-	1	▲ 1	
Corporate/Others	▲ 8	▲ 8	0	
Non-Operating Profit	▲ 39	▲ 24	▲ 15	
Investment Security	▲ 13	5	▲ 18	③
Ordinary Income	15	32	▲ 17	
Extraordinary Income	▲ 72	18	▲ 90	
Gain on Sale of Investment Securities	126	19	107	④
Appraisal Loss on Investment Securities	▲ 11	▲ 6	▲ 5	⑤
Impairment Loss on RE	▲ 106	▲ 9	▲ 97	⑥
Impairment Loss on RE Investment Securities	▲ 73	▲ 11	▲ 62	⑦
Others	▲ 6	26	▲ 32	⑧
Pre-tax Income	▲ 56	50	▲ 106	
Income Taxes	▲ 41	▲ 30	▲ 11	
Net Income	▲ 97	19	▲ 116	
(Depreciation)	(24)	(27)	▲ 3	

① Decreased revenue due to sale of properties (Kintetsu Omori Building, Properties owned by non-consolidated SPC)

② Sale of consolidated subsidiary engaged in environmental business in June 2010 (semi-annual impact)

③ Recognized losses on investment securities as non-operating expenses

④ Gains from sale of investment securities, etc.

⑤ Appraisal losses on unlisted securities of JPY 640 mm

⑥ Impairment loss of JPY 9.9 bn for Nishiarai + JPY 740 mm for two properties in the Tokyo metropolitan area and one property in Hiroshima

⑦ Appraisal losses of JPY 7.38 bn for two properties in the Tokyo metropolitan area and Nagoya city

⑧ Profit distribution of JPY 2.9 bn due to sale of properties in non-consolidated SPC in FY2010

16

2. FY2011 Financial Results
(2) Balance Sheet (Shoei)

1.       Total assets: JPY 56.1 bn reduction due to sales of
         investment securities and impairment losses of real
         estate assets 2. Net assets: JPY17.6 bn reduction
         (58% YOY) due to decrease in retained earnings and
         valuation

      adjustments in other marketable securities

2011/12 2010/12 Difference
(A) (B) (A)?(B)
Assets Cash and Deposits 183 117 66
Tangible/Intangible Fixed Asset 1,188 1,313 ? 125
Investment Securities 171 566 ? 395
RE Investment Securities 99 177 ? 78
Others 13 41 ? 28
Total 1,656 2,217 ? 561
Liabilities Convertible Bond - 37 ? 37
Interest-bearing Debt 1,289 1,294 ? 5
Long-term deposits payable - 286 ? 286
Others 124 180 ? 56
Total 1,414 1,799 ? 385
Net Assets "Capital/Additional Paid-in Capital
(incl. equity warrant?" 168 169 ? 1
Retained Earnings 80 182 ? 102
Treasury Stocks ? 29 ? 29 0
Total 219 321 ? 102
"Valuation adjustments in
other marketable securities" 21 95 ? 74
Total 241 417 ? 176

++@ @Increase of cash due to sale of investment securities
++A @Asset impairment losses of JPY 10.7 bn + depreciation
++B @Due to sale of investment securities
++C @Appraisal losses  in two properties (in the Tokyo metropolitan area and Nagoya city)
++D @Reimbursement from sale of investment securities
++E @Decline of deferred tax liabilities due to sale of investment securities, etc.
++F @Net loss   (pound)JPY 9.7 bn + dividend payment  (pound)
JPY 0.4 bn
++G @Decrease of valuation adjustments in other marketable
securities due to sale of Canon Stock

(Appendix)

BofA Merrill Lynch analyzed the per share value of each of
Shoei and Hulic and the Merger Ratio based on such per share value by conducting a market price analysis, which took into consideration the trends of each company's market share
prices, as well as a DCF analysis, which took into
consideration the financial results, forecasts and other
aspects of each company. The Board of Directors of Shoei
received from BofA Merrill Lynch the results of such
analyses as of December 20, 2011, in connection with the
execution of the Basic Merger Agreement, but requested that
BofA Merrill Lynch perform such analyses again for the
execution of the Merger Agreement. The Board of Directors of
Shoei received the results of the second analyses as of
February 2, 2012. (Additionally, the Board of Directors of
Shoei obtained from BofA Merrill Lynch an opinion dated
February 2, 2012 stating that under certain assumptions and
conditions, the Merger Ratio is fair to Shoei from a
financial point of view (i.e., a fairness opinion). The
Board of Directors of Shoei also received, in connection
with the results of the analyses as of February 2, 2012 as
well as the fairness opinion, supplemental explanations
about the conditions and assumptions regarding such
analyses. Please refer to the Notes at the end of this
appendix for further details.)

The market price analysis was based on the closing price of
stock of each company on December 19, 2011 (the "Reference
Date") and the closing prices of stock of each company for
the period from November 30, 2011 (i.e., the business day
following the date on which Shoei released the "Announcement regarding impairment losses on real estate investment
securities, fixed assets and investment securities, and
revisions to the full-year earnings forecasts" dated
November 29, 2011) up to the Reference Date and for the
period from September 16, 2011 (i.e., the business day
following the date on which Shoei released the "Announcement regarding impairment loss, gain on the sale of investment
securities, and revisions to earnings and dividend forecasts for the entire fiscal year" dated September 15, 2011) up to
the Reference Date.

In providing its fairness opinion and in conducting the
underlying per share value analysis, BofA Merrill Lynch has
assumed and relied upon, without independent verification,
the accuracy and completeness of financial and other
information and data publicly available or provided to or
otherwise reviewed by or discussed with BofA Merrill Lynch.
With respect to certain forecasts relating to Hulic prepared by the management of Hulic (the "Hulic Forecasts"), BofA
Merrill Lynch has assumed that such forecasts have been
reasonably prepared on bases reflecting the best currently
available estimates and good faith judgments of the
management of Hulic as to the future financial performance
of Hulic. With respect to certain financial forecasts
relating to Hulic provided by the management of Shoei to
BofA Merrill Lynch (the "Shoei-Hulic Forecasts") and certain financial forecasts relating to Shoei provided by the
management of Shoei to BofA Merrill Lynch, BofA Merrill
Lynch has assumed, at the direction of Shoei, that such
forecasts have been reasonably prepared on bases reflecting
the best currently available estimates and good faith
judgments of the management of Shoei as to the future
financial performance of Hulic and Shoei as applicable, and
BofA Merrill Lynch has relied, at the direction of Shoei, on the Shoei-Hulic Forecasts for purposes of the analysis based on the assessments of the management of Shoei as to the
relative likelihood of achieving the future financial
results reflected in the Hulic Forecasts and the Shoei-Hulic
Forecasts. The fairness opinion and analysis conducted by
BofA Merrill Lynch are necessarily based on the financial,
economic, monetary, market and other conditions and
circumstances as in effect on, and the information made
available to BofA Merrill Lynch as of, the date thereof. The credit, financial and stock markets have been experiencing
unusual volatility and BofA Merrill Lynch expresses no
opinion or view as to any potential effects of such
volatility on Shoei, Hulic or the Merger. It should be
understood that subsequent developments may affect the
fairness opinion or analysis, and BofA Merrill Lynch does
not have any obligation to update, revise or reaffirm the
fairness opinion or analysis.

It is understood that the analysis and fairness opinion
produced by BofA Merrill Lynch are for the benefit and use
of the Board of Directors of Shoei (in its capacity as such)
in connection with and for purposes of its evaluation of the
Merger and may not be relied upon or used for any purpose or by any party other than the foregoing. Further, BofA Merrill
Lynch does not express any opinion or recommendation as to
how any stockholder should vote or act in connection with
the Merger or any related matter.

BofA Merrill Lynch has acted as financial advisor to Shoei
in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon
consummation of the Merger.

Further, BofA Merrill Lynch has received from Shoei
financial forecasts as to Shoei and Hulic and conducted DCF
analyses based on such forecasts. With respect to the
financial forecasts as to Hulic provided to BofA Merrill
Lynch, substantial fluctuations in net income for certain
fiscal years were forecasted due to an anticipated loss
resulting from rebuilding real estate properties held by
Hulic and other factors. In particular, since the number of
real estate properties scheduled to be rebuilt by Hulic for
the fiscal year ending December 31, 2014 is small, a
substantial increase in net income was forecasted as
compared with net income for the corresponding previous
fiscal year.

In addition, with respect to the financial forecasts as to
Shoei provided to BofA Merrill Lynch by Shoei, substantial
fluctuations in net income for certain fiscal years were
forecasted due to a sale or other transaction involving
securities or real estate held by Shoei. In particular, for
each of the fiscal year ending December 31, 2012 and the
fiscal year ending December 31, 2015, net income as compared with net income for the corresponding previous fiscal year
was forecasted to increase substantially and, for each of
the fiscal year ending December 31, 2013 and the fiscal year ending December 31, 2016, net income as compared with net
income for the corresponding previous fiscal year was
forecasted to decrease substantially.

BofA Merrill Lynch has not independently verified the
accuracy, appropriateness or feasibility of the financial
forecasts of either Shoei or Hulic.

(Appendix)

[Notes]
BofA Merrill Lynch has made qualitative judgments as to the
significance and relevance of each analysis and each factor
considered in the course of preparing its report of the
findings of its analyses. Accordingly, the analyses
conducted and opinion prepared by BofA Merrill Lynch must be considered in their entirety and selecting certain portions
of such analyses or certain factors, without considering all analyses and factors, could create an incomplete or
incorrect view of the processes underlying such report. In
its analyses, BofA Merrill Lynch made numerous assumptions
including with respect to Shoei, Hulic and their affiliates, industry performance and regulatory environment, general
business, economic, market and financial conditions, many of which are beyond the control of Shoei and Hulic and involve
the application of complex methodologies and educated
judgment. No company used in any analysis as a comparable
company is identical to either Shoei or Hulic. The analyses
of such companies are not appraisals of the value of
businesses, companies or securities, and the ranges of share value resulting from such analyses may not indicate the
present or future prices at which such businesses, companies or securities may actually be sold. Such present or future
prices may be significantly different from those suggested
by those analyses. Accordingly, the analyses and estimates
are inherently subject to substantial uncertainty. In
providing its fairness opinion and conducting the analysis,
BofA Merrill Lynch has assumed, at the direction of Shoei,
that the common stock of Hulic will be diluted under certain assumptions as a result of the conversion of certain
outstanding warrants into common stock of Hulic, but that
the common stock of Shoei will not be diluted on the
assumption that the holders of outstanding warrants issued
by Shoei will relinquish such warrants by the effective date of the Merger. BofA Merrill Lynch expresses no view or
opinion as to the existence or the timing of the exercise of the rights by the holders of any warrants.

With respect to the real estate (including those properties
held in trust) owned by Shoei, Hulic and their respective
affiliates, BofA Merrill Lynch has reviewed, without
independently verifying the content of, the real estate
appraisal report provided by Shoei. BofA Merrill Lynch has
not made any independent evaluation or appraisal of the
assets or liabilities (contingent or otherwise) of Shoei,
Hulic or their respective affiliates, nor has BofA Merrill
Lynch performed any physical inspection of the properties or assets of Shoei, Hulic or their respective affiliates. BofA
Merrill Lynch has not evaluated the solvency or fair value
of Shoei or Hulic under any laws relating to bankruptcy,
insolvency or similar matters. BofA Merrill Lynch has also
assumed, with Shoei's permission, that certain accounting
and tax-related procedures will be followed in connection
with the Merger, and that the Merger will not be a taxable
transaction for either Shoei or Hulic. BofA Merrill Lynch
has also assumed, at the direction of Shoei, that the Merger will be consummated in accordance with its terms, without
waiver, modification or amendment of any material term,
condition or agreement and that in the course of obtaining
the necessary governmental, regulatory and other approvals,
consents, releases and waivers for the Merger, no delay,
limitation, restriction or condition, including any
divestiture requirements or amendments or modifications,
will be imposed that would have an adverse effect on Shoei,
Hulic or the contemplated benefits of the Merger.

Shoei has agreed to reimburse BofA Merrill Lynch's expense
and indemnify BofA Merrill Lynch against certain liabilities arising out of its engagement. BofA Merrill Lynch's ultimate parent company, Bank of America Corporation, and its
affiliates comprise a full service securities firm and
commercial bank and, in addition to providing financial
advisory services related to the Merger, may provide
investment banking, corporate banking and other financial
services to Shoei and Hulic, and receive fees for the
rendering of such services. Further, in the ordinary course
of business, BofA Merrill Lynch and its affiliates may
invest on a principal basis or on behalf of customers or
manage funds that invest, purchase or hold long or short
positions, finance positions or trade or otherwise effect
transactions in equity, debt or other securities or
financial instruments (including derivatives, bank loans or
other obligations) of Shoei, Hulic and their respective
affiliates.

BofA Merrill Lynch's analysis does not express any view or
opinion as to any terms or other aspects of the Merger,
including, without limitation, the form or structure of the
Merger (except in regard to the Merger Ratio to be used for
the Merger to the extent expressly set out in its fairness
opinion). BofA Merrill Lynch was not asked by Shoei to, and
did not, solicit indications of interest or proposals from
third parties regarding a possible integration with Shoei or any alternative transaction. Its opinion is limited to the
fairness, from a financial perspective, to Shoei of the
Merger Ratio, and does not express any opinion or view with
respect to any consideration received in connection with the
Merger by the holders of any class of securities, creditors
or other constituencies of any party. Furthermore, no
opinion or view is expressed as to the relative merits of
the Merger in comparison to other strategies or transactions or the underlying business decision of Shoei to effect the
Merger. BofA Merrill Lynch is not expressing any opinion or
views as to the value that the common stock of Shoei
actually will be when issued or the prices at which shares
of common stock of Shoei or Hulic will trade at any time,
including following announcement or consummation of the
Merger, or as to the appropriateness of the trade of any
such shares.

BofA Merrill Lynch does not provide advice on any legal,
accounting or tax matters.

For inquiries concerning this presentation, please contact:

Corporate Planning and Finance Group
Shoei Co., Ltd.
Tel: 03-3292-3383

Forecasts of business results and other projections in this
presentation are based on information available to
management at the present time and are subject to inherent
risks and uncertainties. Consequently, these statements
should not be construed as an assurance or guarantee of the
Shoei Group's actual future performance or business
activities, which are subject to changes in various factors.
Please be aware that actual results may differ materially
from these forecasts.